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                                                                    EXHIBIT 99.1

[HARVEST LOGO]                                             FOR IMMEDIATE RELEASE

                           HARVEST NATURAL RESOURCES
                          UPDATES VENEZUELA PRODUCTION

HOUSTON, TX - (December 10, 2002) - Harvest Natural Resources, Inc. (NYSE:HNR) today announced that as a result of the general strike in Venezuela, the Company has put in place its operational contingency plan. Production to date from the fields in the South Monagas Unit has not been interrupted and is currently at approximately 27,000 barrels of oil per day (Bopd). As of December 9, sales have been reduced by PDVSA to 18,000 Bopd with the balance going into storage. Should the general strike continue, the Company has approximately nine days of storage capacity available before production would be affected.

      Harvest President and Chief Executive Officer, Dr. Peter J. Hill said, "If needed, we have a contingency plan for an efficient and safe shut-down of our production. We have delivered and sold October and November production of approximately 1.7 million barrels and for 2002 only the last two weeks of December oil sales are in doubt."

      Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an international independent oil and gas exploration and development company with principal operations in Venezuela and Russia. For more information visit the Company's website at www.harvestnr.com.

CONTACT:

Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 578-8020

Ken Dennard / kdennard@easterly.com
Lisa Elliott / lisae@easterly.com
DRG &E
(713) 529-6600

"This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest's expectations as a result of factors discussed in Harvest's 2001 Annual Report on form 10-K and subsequent reports."

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